Exhibit 99.1
EXHIBIT 99.1 Press release of Access Plans, Inc. dated May 13, 2010
ACCESS PLANS REPORTS FISCAL 2010 SECOND QUARTER RESULTS
2Q 2010 EPS INCREASES 100% OVER 2Q 2009
NORMAN, OK—May 13, 2010 — Access Plans, Inc. (OTC.BB:APNC), a leading membership and insurance marketing company, today announced financial results for its fiscal 2010 second quarter ended March 31, 2010. The results reflect the Company’s acquisition of Access Plans USA, Inc. completed on April 1, 2009.
Revenues for the fiscal 2010 second quarter increased to $13.5 million compared to $5.9 million in the prior-year period in large part as a result of the acquired Access Plans USA operations in April of 2009. Operating income increased 86% to $1.3 million versus $0.7 million in the prior-year period, which reflected the impact of the acquired Access Plans USA operations and organic growth.
Net income for the fiscal 2010 second quarter increased 133% to $0.7 million up from $0.3 million for the same period. On a per share basis, earnings increased 100% to $0.04 versus $0.02 per diluted share in last year’s second quarter. The Company had 19.8 million weighted average shares outstanding at March 31, 2010, versus 14.9 million shares at the end of last year’s second quarter. The increased share count reflects the Access Plans USA acquisition in April 2009 and is factored into the EPS for this quarter.
“We generated improved top-line performance and solid profitability in the period as we continued to build on our broad portfolio of membership services programs for multiple distribution channels,” commented Danny Wright, Chief Executive Officer. “Our Wholesale Plans Division generated 15% organic revenue growth on the strength of new and existing business partners who value our products as a highly profitable source of income to complement their core businesses. At our Retail Plans Division, we are benefiting from recent customer additions that are still early in their maturity cycle and in revenue ramp-up mode. Within the acquired Insurance Marketing Division, we are focusing our efforts on transitioning the Division’s mix from major medical insurance to emphasize more profitable supplemental insurance products. These products are structured typically as association memberships that are more in keeping with our offerings in our Wholesale Plans and Retail Plans Divisions.”
Wholesale Plans
Revenues for the Wholesale Plans Division in the fiscal 2010 second quarter increased 15% to $5.6 million, or 42% of total revenues, versus $4.9 million in the prior-year period. As noted, the increase was attributable to improved sell-through at existing locations resulting from improved focus and sales training as well as the addition of new accounts. Gross margin improved 20% to $1.0 million on a year-over-year basis versus $0.8 million due to the revenue increase and a reduction in involuntary unemployment expenses resulting from moderating unemployment claims. The increase in gross margin was partially offset by higher product service expense on existing contracts related to increased program participation and benefits usage. Operating income in the fiscal 2010 second quarter increased 20% from $0.5 million versus $0.4 million in the prior-year period.

Retail Plans
Revenues for the Retail Plans Division in the fiscal 2010 second quarter increased 132% from $4.1 million, prior to inter-company eliminations, versus $2.2 million in the prior-year period. The increase was attributable primarily to the acquired Access Plans USA operations which expanded the Company’s discount health membership offerings. Additionally, fiscal 2010 second quarter results include the impact of two previously announced contracts which continue to ramp up and an increased contribution from a membership plan with the nation’s largest pharmacy retail chain that was launched in October of 2008. Operating income in the fiscal 2010 second quarter increased 80% to $0.9 million compared to $0.5 million in the prior-year period.
Insurance Marketing
Insurance Marketing Division revenues in the fiscal 2010 second quarter decreased to $4.9 million versus $5.5 million in the first quarter of fiscal 2010. The sequential decline was due in large part to the exit of two major medical carriers. Operating income decreased to $0.1 million income versus $0.3 million income in the fiscal 2010 first quarter. The Insurance Marketing Division comprises the America’s Health Care Plans (AHCP) insurance agency operations acquired as part of the Access Plans USA acquisition. As a result, there are no comparable results from the prior-year period. With the recent passage of health care reform, Access Plans, in partnership with its agent network and the insurance carriers it represents, will be transitioning its product mix over the next several quarters to emphasize association-based supplemental insurance products over lower-margin, higher-volume individual health insurance policies.
Other Matters
Cash and cash equivalents and restricted cash totaled $5.2 million at March 31, 2010 versus $5.7 million at December 31, 2009. This decrease is a result of a $1.0 million note payoff. As a result of the note retirement, the Company has no long-term debt. Stockholders’ equity has increased 196% from $4.6 million on March 31, 2009 to $12.6 million on March 31, 2010.
Conference Call and Webcast Information
Access Plans will host a conference call today, May 13, 2010, at 10:00 a.m. ET. To access the conference call, please dial 877-869-3847 (U.S.) or 201-689-8261 (international) approximately 10 minutes prior to the start of the call. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.accessplans.com, or click here to access the webcast directly.

If you are unable to listen to the live call, a replay will be available through May 20, 2010, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 355# followed by conference ID number 350658#. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.accessplans.com.
About Access Plans, Inc.
Access Plans, Inc. (OTCBB: APNC) is a leading membership and insurance marketing company with three complementary distribution channels offering multiple opportunities for growth. The Wholesale Plans Division specializes in turnkey, private label membership benefit plans offered through retail outlets including rent-to-own centers. The Retail Plans Division markets healthcare-related discount products and services to consumers through third-party marketers. Program components in both membership plan divisions range from medical, dental and pharmacy discounts to grocery, restaurant, automotive, travel and other consumer discounts. The Insurance Marketing Division comprises America’s Health Care Plans (AHCP), one of the nation’s largest independent agent networks for distributing individual major medical health insurance. For more information, please visit: www.accessplans.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.
Contact:
Access Plans, Inc.
Robert Hoeffner
405-579-8525
bhoeffner@accessplans.com

Access Plans, Inc.
Consolidated Statements of Operations
(Unaudited and dollars in thousands, except earnings per share)

	For the Three Months Ended March 31,			For the Six Months Ended March 31,
	2010	2009	Change	2010	2009	Change
Net revenues	$13,461	$5,886	$7,575	$26,763	$11,554	$15,209
Direct costs	9,461	3,887	5,574	18,261	6,975	11,286

Gross profit	4,000	1,999	2,001	8,502	4,579	3,923
Operating expenses	2,738	1,348	1,390	5,605	2,700	2,905

Operating income	1,262	651	611	2,897	1,879	1,018
Net other income (expense)	(18)	(43)	25	39	(87)	126
Provision for income taxes, net	509	278	231	1,304	507	797

Net income	$735	$330	$405	$1,632	$1,285	$347

Per Share Data:
Basic	$0.04	$0.02	0.02	$0.09	$0.09	$0.00

Diluted	$0.04	$0.02	$0.02	$0.09	$0.08	$0.01

Average Shares Outstanding:
Basic	19,777	14,833	4,944	18,653	14,833	3,820

Diluted	20,045	14,856	5,189	18,862	15,846	3,016

	For the Three Months Ended March 31,			For the Six Months Ended March 31,
	2010	2009	Change	2010	2009	Change
Segment net revenues
Wholesale Plans	$5,637	$4,920	$717	$10,775	$9,677	$1,098
Retail Plans	4,129	2,150	1,979	8,010	4,244	3,766
Insurance Marketing	4,949	—	4,949	10,424	—	10,424
Eliminations	(1,254)	(1,184)	(70)	(2,446)	(2,367)	(79)

	$13,461	$5,886	$7,575	$26,763	$11,554	$15,209

	For the Three Months Ended March 31,			For the Six Months Ended March 31,
	2010	2009	Change	2010	2009	Change
Segment operating income
Wholesale Plans	$514	$358	$156	$1,221	$1,335	$(114)
Retail Plans	945	544	401	1,880	1,043	837
Insurance Marketing	67	—	67	323	—	323
Corporate	(264)	(249)	(15)	(527)	(498)	(29)

	$1,262	$653	$609	$2,897	$1,880	$1,017

Access Plans, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and dollars in thousands)

		September 30,
		2009
	March 31,	(Derived From
	2010	Audited
	(Unaudited)	Statements)

Total current assets	$15,270	$15,270
Total assets	$24,522	$25,973
Total current and long term liabilities	$11,888	$14,479
Total stockholders’ equity	$12,634	$11,494
Total liabilities and stockholders’ equity	$24,522	$25,973